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                                                                   Exhibit 10.16

                             CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is entered into by and between Easco Corporation (hereinafter "Easco") and Frank L. Rich (hereinafter "Rich"):

                                    Preamble:
                                    ---------

         WHEREAS, Rich has been an employee for Easco for approximately 27 years;

         WHEREAS, Easco and Rich have entered into an Employment and Separation Agreement whereby Rich's employment with Easco will terminate on August 31, 1998;

         WHEREAS, after August 31, 1998 Easco desires to employ Rich as a consultant and Rich desires to be so employed by Easco on the terms and conditions set forth herein;

                                   Agreements:
                                   -----------

NOW, THEREFORE, in consideration of the premises, mutual promises and covenants contained in this Agreement, Easco and Rich hereby agree as follows:

         1. TERM OF CONSULTING AGREEMENT. Easco hereby offers and Rich hereby agrees to act as a consultant for Easco Corporation from September 1, 1998 through August 31, 1999. The term of this Agreement to consult may be extended on a quarterly basis upon mutual agreement of the parties. Rich agrees to act as a consultant when called upon for any Easco facility.


         2. COMPENSATION FOR CONSULTING SERVICES. Easco agrees to pay Rich a monthly retainer for the period beginning on or about September 1, 1998 through August 31, 1999, or as may be extended, an amount equal to the difference between Rich's monthly salary as of the date of retirement ($13,125.00) and total monthly pension benefits paid to Rich during the period by Easco. Upon retirement Rich will no longer participate in the Easco Cash Incentive Program. As a consultant, Easco will provide to Rich a "Substitute Cash Incentive Program", which shall continue through the duration of the consulting term. The Substitute Cash Incentive Program shall have the same structure as the Easco Cash Incentive Program and bonus payments of up to 60% of base pay will be calculated upon the following assumptions(s): (a) for calculation purposes, an annual base salary level of $157,500.00; (b) 75% of the bonus payment will be based on company consolidated EBIT or as defined in the Easco Cash Incentive Program as amended; and (c) 25% of the bonus payment will be determined on a discretionary basis by the President of Easco. Easco hereby reserves the right, in its sole discretion, to set the incentive targets and all applicable target definitions pursuant to the Easco Cash Incentive Program and the Substitute Cash Incentive Program.

         3. CONDITIONS OF COMPENSATION. If, during the term of this Agreement, Rich


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works reduced hours (less than an average of 40 hours per week), the retainer and Substitute Cash Incentive Program payments shall be reduced proportionately. However, the monthly payment made to Rich for services rendered as a consultant pursuant to this Agreement shall not in any case be reduced (during the consulting term) to less than 25% of the amount Rich would have received had he not reduced his hours.

         4. DUTIES AND SERVICES. As directed by the President and/or his designee, Rich shall devote his full time, attention and energies to furthering Easco's business as a consultant to the Corporation and such other related business as Easco shall engage. Rich shall not during his employment hereunder engage in any other full or part time business activity.

         5. FRINGE BENEFITS. During the term of this Agreement, in addition to any pension and related benefits, Rich shall be eligible for and Easco shall pay to Rich all fringe benefits and compensation based bonus plans set forth in Exhibit A hereto. Easco also agrees to reimburse Rich for any and all reasonable and customary expenses personally incurred as a result of performance of duty and/or obligation pursuant to this Agreement.

         6. TERMINATION. This Agreement may be terminated by mutual agreement of the parties; death or permanent and total disability of Rich (as defined in the Social Security Act, as amended); or for "cause" by Easco, which shall be defined as theft of company property, improper use or disclosure of trade secrets or proprietary information; misconduct or commission of an act of moral turpitude or repeated failure to follow the directives of the President and/or his designee to the extent those directives do not violate the law.

         7. CONFIDENTIAL AND PROPRIETARY INFORMATION. Rich recognizes and acknowledges that as an officer of the Corporation he has knowledge of proprietary and/or confidential information which is valuable, special and a unique asset of Easco and that disclosure of same to anyone outside of Easco could create irreparable harm to Easco. Therefore, Rich agrees that he shall not, either during or subsequent to the term of his consulting employment with Easco, disclose any such information or any part thereof to any person, firm, corporation, association, or other entity outside of Easco for any reason or purpose whatsoever. This covenant shall survive the termination of Rich's consulting employment with Easco and shall remain in effect and be enforceable against Rich for a period of one year following the date upon which he is last employed by Easco under this Agreement, or as a consultant to Easco under any other agreement, and/or otherwise employed by Easco.

         8. RETURN OF DOCUMENTS. Upon the termination of his consulting employment or any other employment or consulting Agreement Rich may reach with Easco, Rich shall forthwith return and deliver to Easco, and shall not retain any original or copies of, any books, papers, price lists, customer contracts, bids, customer list, files, books of accounts, notebooks and other documents and data, or other writings, tapes or records related to the confidential information describe in section 7 hereof, all of which materials are hereby agreed to be the property of Easco.



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         9. RESTRICTIVE COVENANT. Rich acknowledges the possibility of irreparable and great loss and damage to Easco if he directly or indirectly engages in competition with Easco, for which loss and damage the parties recognize no adequate remedy at law exists. Accordingly, Rich agrees, for a period of one year following the date upon which he is last employed by Easco under this Agreement, or as a consultant to Easco under any other agreement, and/or otherwise employed by Easco (the "Restrictive Covenant Period"), that he will not (a) represent, offer for sale, attempt to establish a business for personal benefit in any fashion, or solicit orders for any items of the same or similar nature, or competitive with, the products currently or in the future sold by Easco to customers or customer prospects of the company; and (b) will not accept employment, be employed by, consult for or with, or take any compensation whatsoever for services or advice rendered from a current or future competitor of Easco, or attempt to interfere with the employment or any employee, agent, sale representative or independent contractor of Easco or attempt to persuade any person to end or alter their relationship with Easco. This covenant shall survive the termination of Rich's employment with Easco and shall remain in effect and be enforceable against Rich for the Restrictive Covenant Period.

         10. CONFIDENTIALITY OF THIS AGREEMENT. Rich and Easco each agree that, except as is necessary for the performance of his or its obligations under this Agreement or the enforcement thereof, the terms, conditions, and existence of this Agreement shall remain confidential, and that none of them will disclose the Agreement or any of its terms to any third party, except to a party's attorneys or accountants or as may be required by law.

         11. LEGAL REMEDIES. Rich and Easco each hereby acknowledges that Easco would suffer irreparable injury if the provisions of Sections 7 and 9 were breached and that Easco's remedies at law would be inadequate in the event of such breach. Accordingly, Rich and Easco each hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies, be preliminarily enjoined by Easco with bond not to exceed $500 dollars.

         12. JOINT NEGOTIATION. It is specifically understood and agreed by and between the parties that this Agreement is the result of negotiation between the parties. Accordingly, it is understood and agreed that all parties shall be deemed to have drawn these documents in order to avoid any negative inference by any court as against the preparer of the documents. Moreover, this Agreement shall be construed as a whole in accordance with its fair meaning.

         13. ASSIGNABILITY. It is acknowledged and agreed that Rich's rights, duties, benefits and obligations under this Agreement are not delegable or assignable by Rich and that any purported or attempted assignment or transfer by Rich of this Agreement or any of Rich's duties, responsibilities or obligations hereunder shall be void. Easco's rights, duties, benefits and obligations under this Agreement shall be fully assignable by Easco without consent of or notice to Rich in Easco's sole and absolute discretion for any consideration or no consideration in connection with sale or transfer of Easco or otherwise, provided any assignee must be obligated to perform Easco's commitments under this Agreement and have the financial ability to satisfy such commitment. This Agreement shall be binding upon Easco, its successors and assigns.



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         14. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed one and the same instrument.

         15. APPLICABLE LAW AND FORUM. Any dispute over the terms or conditions of this Agreement shall be subject to interpretation under Ohio law.

         16. SAVINGS CLAUSE. If any portion of this Agreement is deemed to be illegal or unenforceable due to conflict with local, state or federal law, the remaining terms of this Agreement shall continue in full force and effect.

         17. CAPTIONS AND HEADINGS. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

         18. ENTIRE AGREEMENT. Except as otherwise set forth in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

         This Agreement shall be binding upon the parties hereto and upon their respective successors, assigns, executors and administrators. The within parties acknowledge that they have read, understand, and agree to the contents of this Consulting Agreement. Easco Corporation has advised Rich of his right to consult with an attorney before executing this agreement.


EASCO CORPORATION                             FRANK L. RICH


By  /s/ MICHAEL M. HAGERTY                   /s/ FRANK L. RICH
    ---------------------------              -------------------------------

Title: President & CEO                       Date: August 2, 1996
       -------------------------                   -------------------------

Date: August 2, 1996
      --------------------------



WITNESS:




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By: /s/ SHERRY ROSS
    ---------------------------

Title: Admin. Asst.
       ------------------------

Date: August 2, 1996
      --------------------------




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                        EXHIBIT A TO CONSULTING AGREEMENT

FRINGE BENEFITS DURING CONSULTING AGREEMENT
- -------------------------------------------

Executive Life Insurance
Executive Long Term Disability
Executive Accidental Death and Dismemberment
Executive Prescription Coverage
Executive Dental Coverage
Executive Vision Coverage
Workers Compensation Plan
Stock Option Plan
401-K Plan
Country Club Membership
Company Vehicle
Cellular Car Phone and Calling Card
American Express Membership
Vacation, as policy presently dictates, or as may be amended by Easco Holidays, as policy presently dictates, or as may be amended by Easco


COMPENSATION BASED BONUS PLAN
- -----------------------------

Substitute Cash Incentive Program, as policy presently dictates, or as may be amended by Easco


                              Exh. A, Page 1 of 1